Exhibit 10.13

November 7, 2008

Sara Spivey
105 Seminary Dr.
Menlo Park, CA 94025

Dear Sara:

We are pleased to offer you the position of Chief Marketing Officer with Convio, Inc reporting to Gene Austin.  As a CMO, you will receive a base salary of $19,166.67 per month, payable in accordance with the Company’s regular payroll practices.  Your base salary will be subject to statutory deductions and withholdings.  In addition to your base salary, you are eligible to earn a bonus of 20% of your annual salary (with 100% attainment).  The bonus will be calculated and paid out semi-annually based on achievement of goals in accordance with the bonus plan, which is determined year to year.

Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 265,000 shares of the Company’s common stock.  These shares will be subject to the provisions of the company’s stock option agreement plan.  The shares will vest over four years according to the following vesting schedule:  The options will vest 25% after the end of your first year of employment, and thereafter at 1/36th per month for the next three years, and are subject to the Convio Standard Stock Option Plan.  The option strike price will be determined by the Board of Directors at the meeting at which your options are approved.

We would also like to offer you a sign-on bonus of $15,000 in the form of a wage advance to be paid in one lump sum on the first pay period after your employment at Convio begins (the “Sign-On Bonus”).  The Sign-On Bonus is taxable, and all regular payroll taxes will be withheld.  Furthermore, to offset the costs of moving you and your family to Austin, Convio will provide a relocation expense advance to you in the amount of $50,000 (subject to all applicable taxes) for relocation expenses (“Relocation Advance”).  This lump sum payment will be paid on the payroll cycle following your family’s relocation.

In the unlikely event that you voluntarily leave Convio within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire Sign-On Bonus and entire Relocation Advance.

As an employee of the Company you will be eligible to enroll in the Company’s benefit programs as they are established from time to time.  If you should have any specific questions regarding our current benefit programs, please feel free to call Jen Verzal or Angie McDermott in Human Resources.

In the event Convio is acquired within the two years of the commencement of your employment and your employment is terminated in connection with such acquisition or within 12 months thereafter, (i) your option vesting would accelerate to such number of shares that would have been vested as of the second anniversary of your employment and (ii) you would be entitled to receive a severance amount equal to four months of your then base salary, payable in accordance with normal payroll cycles and subject to applicable taxes and withholdings.

The Company is an at-will employer, which means that your employment with the Company is for no specific period of time and may be terminated by the Company or you at any time, with or without prior notice and with or without cause.  This is the full and complete agreement between you and the Company with respect to this term of employment, and it supercedes any prior representations or agreement, whether written or oral, concerning your term of employment with the Company.  The at-will nature of your employment may only be altered by written agreement signed by the Chief Executive Officer.

In the event you are terminated without Cause within two years of the commencement of your employment, the Company will pay you a lump sum payment equal to four months of your then-current base salary provided you sign a general release of known and unknown claims, in a form satisfactory to the Company.  “Cause” is defined as (i) any act of fraud or illegal conduct; (ii) any violation of the Confidentiality, Assignment and Non-Compete Agreement to be signed by you as a condition of employment (discussed below); and (iii) any failure or refusal to perform your job duties to the Company’s reasonable satisfaction.

Your employment pursuant to this offer is contingent upon a start date of December 1, 2008 or another mutually agreed upon date, the completion of a successful background check and your execution of the Company’s Confidentiality, Assignment and Non-Compete Agreement, which is attached hereto and upon its execution, is incorporated in this offer by this reference.  Please review the attached Confidentiality, Assignment and Non-Compete Agreement as you will be required to execute it upon your first day of employment.  You will also be required to provide the Company with legally acceptable proof of your identity and authorization to work in the United States within three (3) days of your start date, and your failure to do so will render this offer of employment void and unenforceable.

This letter, and the attachments hereto, sets forth the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral.  Any modification to this agreement, other than the provisions regarding at-will employment which may only be altered by written agreement signed by the Company’s Chief Executive Officer, shall be in writing, signed by you and a duly authorized officer of the Company.  This agreement shall be construed and interpreted in accordance with the laws of the state of Texas.

If this offer is acceptable to you, please sign one of the originals of this letter and return it to the Company.  The second original is for your files.  This offer is subject to satisfactory reference checks and on receiving your signed acceptance not later than the close of business on November 14th.

If you have any questions regarding this offer letter, please call Angie McDermott at 512-652-7863.  We look forward to having you join us at Convio, Inc.

Sincerely,

Angie McDermott
Convio, Inc

By:	/s/ Angie McDermott
Angie McDermott
Vice President, Human Resources

I have read and understand the terms of this offer letter and attached Confidentiality, Assignment and Non-Compete Agreement.  As indicated by my signature below, I accept this employment offer as outlined above and agree to be bound by the attached Confidentiality, Assignment and Non-Compete Agreement upon its execution.  No further commitments were made to me as a condition of employment.

/s/ Sara Spivey
Signature — Sara Spivey

11/13/08
Date

12/1/08
Confirmed Start Date